Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

January 4, 2011

among

RODMAN & RENSHAW CAPITAL GROUP, INC.

HHC ACQUISITION, INC.

and

HUDSON HOLDING CORPORATION

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of January 4, 2011 (the “Signing Date”) among RODMAN & RENSHAW CAPITAL GROUP, INC., a Delaware corporation (“Parent”), HHC ACQUISITION, INC., a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Merger Subsidiary”) and HUDSON HOLDING CORPORATION, a Delaware corporation (the “Company”).

          WHEREAS, the Boards of Directors of Parent, Merger Subsidiary and the Company have approved and declared advisable this Agreement and the Merger (as defined below), on the terms and subject to the conditions set forth in this Agreement; and

          WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition to Parent’s willingness to enter into this Agreement, Parent and certain stockholders of the Company listed on Schedule A hereto entered into an agreement (the “Voting Agreement”) pursuant to which such persons agreed to vote in favor of approval of this Agreement and to take certain other actions in furtherance of the consummation of the Merger upon the terms and subject to the conditions set forth in the Voting Agreement; and

          WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

          Section 1.01 Definitions.

                    (a) As used herein, the following terms have the following meanings:

          “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal for, or any Third Party indication of interest in, (A) any acquisition or purchase, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (B) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (C) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. If the Person referred to is a natural person, the term “Affiliate” refers to any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          “Applicable Law” means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

          “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

          “Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2010.

          “Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2010 included in the Company 10-K.

          “Company Balance Sheet Date” means March 31, 2010.

          “Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

          “Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

          “Contract” means any contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, lease or license.

          “Delaware Law” means the Delaware General Corporation Law.

          “Environmental Law” means any Applicable Law currently in effect, or any agreement with any Governmental Authority, relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, (iii) human health and safety, (iv) the environment or (v) hazardous substances as that term is defined in the

Comprehensive Environmental Response Compensation and Liability Act, 42. U.S.C. § 9601 et seq.

          “Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

          “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

          “FINRA” means the Financial Industry Regulatory Authority, including any predecessor entity, including without limitation, the National Association of Securities Dealers, Inc.

          “FINRA Rules” means the Constitution, Bylaws, and the Rules and Regulations of FINRA.

          “GAAP” means the accounting principles generally accepted in the United States, including as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, and applied consistently throughout the periods involved.

          “Governmental Authority” means any transnational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, and any non-governmental self-regulatory agency, commission or authority, including the SEC and FINRA.

          “Hazardous Substance” means any pollutant, contaminant or waste or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material regulated under any Environmental Law.

          “Indebtedness” means, without duplication, (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), whether or not evidenced by a writing, (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) all obligations under leases accounted for as financing or capital leases under GAAP, (d) all obligations in respect of acceptances issued or created, (e) notes payable and drafts accepted representing extensions of credit, (f) all liabilities secured by any Lien on any property other than Liens relating to equipment leased by the Company not constituting a capital lease, (g) letters of credit and any other agreements relating to the borrowing of money or extension of credit and (h) any guarantee (including by way of a “keep well” or other similar undertaking) of any of the foregoing obligations.

          “Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations-in-part and renewal applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (iv) writings and other works of authorship, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights; and (vi) any similar intellectual property or proprietary rights.

          “IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

          “Knowledge” means, with respect to the Company the knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Schedule after reasonable due inquiry and with respect to Parent, means the knowledge of the individuals listed on Section 1.01(a) of the Parent Disclosure Schedule after reasonable due inquiry.

          “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or less or under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          “Made Available” means the Company or its representatives made the referenced materials available to Parent, Merger Subsidiary and/or Parent’s representatives by posting such materials to the electronic data site at http://www.dropbox.com, with access thereto granted, prior to 5:00 p.m. Eastern Time on December 23, 2010.

          “Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact or change that (i) is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to the condition (financial or otherwise) of the business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, but shall exclude any effect resulting from (A) any changes resulting from general economic, regulatory or political conditions, (B) general changes in the industry in which such Person and its Subsidiaries operate, (C) any changes resulting from the announcement, pendency or Closing of the transactions provided for in this Agreement, including the impact thereof on relationships with customers of the Company or any of its Affiliates, suppliers, vendors, lenders, or joint venture participants or employees, (D) disruptions of supplies or acts of terrorism, war or acts of God, national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war (E) any act expressly required under this Agreement or for which the consent of Parent is required pursuant to this Agreement and as to which Parent has withheld its consent or (F) any adverse effect that such Person otherwise cures prior to Closing; except with respect to clauses (A), (B) and (D) above, to the extent that such effect or change is disproportionately adverse to such Person and its Subsidiaries as compared to other companies operating in the industries in which such Person and its Subsidiaries operate; or (ii) materially impairs the ability of such Person to perform its obligations hereunder or consummate the transactions contemplated by this Agreement.

          “Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

          “Net Liquid Assets” means (i) (a) all cash and cash equivalents, (b) level I assets, (c) all bonds classified as level II assets and restricted equity securities valued at 50% of their freely tradable value, (d) the intrinsic value of level III warrants that are currently exercisable, (e) due from brokers, (f) current account receivables, and (g) prepaid expenses, less (ii) all liabilities, excluding deferred rent payable; all as determined in accordance with GAAP.

          “Net Liquid Assets Deficiency” means fifty (50%) percent of any amount by which the Company’s actual Net Liquid Assets, determined as of the close of business two Business Days prior to the Closing Date is less than the Net Liquid Assets Target Amount.

          “Net Liquid Assets Surplus” means fifty (50%) percent of any amount by which the Company’s actual Net Liquid Assets, determined as of the close of business two Business Days prior to the Closing Date, exceeds the Net Liquid Assets Target Amount.

          “Net Liquid Assets Target Amount” means $4 million reduced by any non-ordinary course expenditure amount actually incurred by the Company between the date hereof and the Closing Date that the Parent and Company shall agree to in writing (an “Agreed Upon Expenditure Amount”).

          “Ownership Evidence” shall mean (i) a Certificate (or affidavit of loss with respect to such Certificate and such other documentation as is described in Section 3.02(h)), together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Company Shares.

          “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the SEC.

          “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the SEC.

          “Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

          “Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2009 included in the Parent 10-K.

          “Parent Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by Parent to the Company.

          “USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

          “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

          “SEC” means the Securities and Exchange Commission.

          “Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person if such Subsidiary would meet the definition of “significant subsidiary” within the meaning of Regulation S-X.

          “Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

          “Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates, and the directors, officers, employees, agents and advisors of such Person, in each case, acting in such capacity.

          “WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any state or local equivalent.

                    (b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Action	Section 5.12
Adverse Recommendation Change	Section 7.03
Affected Employees	Section 8.04
Affected Employees Comp and Benefits	Section 8.04

Agreement	Preamble
Certificate	Section 3.01
Closing	Section 2.01
Closing Date	Section 2.01
Code	Preamble
Company	Preamble
Company Board	Section 3.05
Company Board Recommendation	Section 5.02
Company Broker-Dealer Subsidiaries	Section 5.25
Company Financial Advisor	Section 5.23
Company Material Contract	Section 5.14
Company Permits	Section 5.13
Company Preferred Stock	Section 5.05
Company SEC Documents	Section 5.07
Company Securities	Section 5.05
Company Share	Section 3.01
Company Stockholder Approval	Section 5.02
Company Stockholder Meeting	Section 7.02
Company Stock Option	Section 3.05
Company Subsidiary Securities	Section 5.06
Company Warrant	Section 3.05
Confidentiality Agreement	Section 7.04
Effective Time	Section 2.01
Employee Plans	Section 5.16
End Date	Section 11.01
Evaluation Time	Section 5.07
Exchange Agent	Section 3.02
Exchange Fund	Section 3.02
Exchange Ratio	Section 3.01
Excluded Company Share	Section 3.01
Indemnified Person	Section 8.03
internal controls	Section 5.07
Intervening Event	Section 7.03
Leased Real Property	Section 5.19
Merger	Section 2.01
Merger Consideration	Section 3.01
Merger Subsidiary	Preamble
NASDAQ	Section 3.02
New Company Plans	Section 8.04
Order	Section 5.12
Parent	Preamble
Parent Common Stock	Section 3.01
Parent Preferred Stock	Section 6.05
Parent Securities	Section 6.05
Parent SEC Documents	Section 6.06
Payment Event	Section 12.04

Proxy Statement/Prospectus	Section 5.09
Registration Statement	Section 6.12
Representatives	Section 7.03
Required Governmental Authorizations	Section 5.03
Signing Date	Preamble
Superior Proposal	Section 7.03
Surviving Corporation	Section 2.01
Tax	Section 5.15
Taxing Authority	Section 5.15
Tax Return	Section 5.15
Termination Fee	Section 12.04
Uncertificated Company Share	Section 3.01
Voting Agreement	Preamble

          Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “delivered”, “made available”, “furnished”, “provided” and words of like import used in this Agreement include any information referred to that (i) was delivered to Parent or the Company, as the case may be, prior to 5:00 p.m. Eastern Time on the Business Day prior to the Signing Date or (ii) is contained in a document filed with the SEC on any date preceding the Signing Date or (iii) is set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule.

          Except as the context may otherwise require, references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The parties agree that the terms and language of this

Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

ARTICLE 2

THE MERGER

          Section 2.01 The Merger.

                    (a) At the Effective Time, the Company shall be merged (the “Merger”) with and into the Merger Subsidiary in accordance with Delaware Law, whereupon the separate existence of the Company shall cease, and the Merger Subsidiary shall be the surviving corporation wholly owned by the Parent (the “Surviving Corporation”).

                    (b) Subject to the provisions of Article 10, the closing of the Merger (the “Closing”) shall take place at the offices of Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, Suite 1401, New York, NY 10022 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

                    (c) Upon the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as permitted by Delaware Law as Parent and the Company shall agree and shall be specified in the certificate of merger).

                    (d) From and after the Effective Time, the Surviving Corporation shall possess all the properties, rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

ARTICLE 3

CONVERSION OF THE COMMON STOCK; EXCHANGE OF CERTIFICATES

          Section 3.01 Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Merger Subsidiary, Parent or any holder of any shares of the capital stock of the Company, Merger Subsidiary or Parent, the following shall occur:

                    (a) Each share of Company Common Stock (each, a “Company Share”, and together, the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock that are owned by Parent or by the Company or any direct or indirect wholly-owned Subsidiary of the Company and in each case not held on behalf of Third Parties (each an “Excluded Company Share”, and collectively, the “Excluded Company Shares”) shall be converted into and shall become exchangeable for that number of shares of common stock, par value $.001 per share, of Parent (“Parent Common Stock”) as shall be equal to (i) (A) $7,000,000, (B) minus the Net Liquid Assets Deficiency, if any, or plus the Net Liquid Asset Surplus, if any, divided by (ii) $2.69, divided by (iii) the aggregate number of shares of common stock of the Company issued and outstanding on the Closing Date (the “Exchange Ratio”) (the “Merger Consideration”).

                    At the Effective Time, all Company Shares shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and (i) each certificate (a “Certificate”) formerly representing any of such Company Shares (other than Excluded Company Shares) and (ii) each uncertificated Company Share (an “Uncertificated Company Share”) registered to a holder on the stock transfer books of the Company (other than Excluded Company Shares), shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 3.02(g) cash in lieu of fractional shares otherwise receivable pursuant to this Section 3.01(a) and any distributions or dividends pursuant to Section 3.02(f), in each case without interest.

                    (b) Each Excluded Company Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

                    (c) Each share of common stock, par value $0.001 per share, of the Merger Subsidiary outstanding immediately prior to the Effective Time, each of which is owned by the Parent, shall remain outstanding and held by the Parent and shall constitute all of the issued and outstanding shares of stock of the Surviving Corporation.

          Section 3.02 Surrender and Payment.

                    (a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company (the “Exchange Agent”) reasonably acceptable to the Company for the purpose of exchanging Certificates or Uncertificated Company Shares for the Merger Consideration. As of the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Company Shares, for exchange in accordance with this Section through the Exchange Agent, securities representing shares of Parent Common

Stock issuable and payable pursuant to Section 3.01 in exchange for outstanding Company Shares, after the Effective Time (the “Exchange Fund”). Promptly after the Effective Time (and in any event within five Business Days), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Company Shares to the Exchange Agent) for use in such exchange.

                    (b) Each holder of Company Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon delivery of the Ownership Evidence, the Merger Consideration in respect of the Company Shares represented by a Certificate or Uncertificated Company Share and the right, if any, to receive pursuant to Section 3.02(g) cash in lieu of fractional shares otherwise receivable pursuant to this Section 3.01(a) and any distributions or dividends pursuant to Section 3.02(f), in each case without interest. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Company Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

                    (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Company Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Company Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Company Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                    (d) The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Shares thereafter on the records of the Company. If, after the Effective Time, Certificates or Uncertificated Company Shares are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article 3.

                    (e) Any portion of the Exchange Fund made available to the Exchange Agent pursuant to Section 3.02(a) that remains unclaimed by the holders of Company Shares six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not exchanged Company Shares for the Merger Consideration in accordance with this Section 3.01 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Company Shares for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Company Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

                    (f) Whenever a dividend or other distribution is declared by Parent in respect of Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions in respect of such Parent Common Stock shall be paid to any holder of any unsurrendered or undelivered Ownership Evidence until such Ownership Evidence is provided to the Exchange Agent or Parent in accordance with this Article 3. Subject to the effect of Applicable Laws, following surrender or delivery, as applicable, of any such Ownership Evidence to the Exchange Agent or Parent in accordance with this Article 3, there shall be issued and/or paid to the holder of the Ownership Evidence representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender or delivery, as the case may be, the dividends or other distributions with a record date at or after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of Parent Common Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date at or after the Effective Time on the Closing Date but with a payment date subsequent to surrender or delivery and not previously paid.

                    (g) Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued in respect of any Company Shares and any holder of Company Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.02(g) shall be entitled to receive in lieu thereof an amount in cash (without interest) determined by multiplying such fraction (rounded to the nearest one-hundredth of a share) by the average closing sale prices for a share of Parent Common Stock on the NASDAQ Global Market (“NASDAQ”) Composite Transactions Tape (as reported by The Wall Street Journal (New York edition), or, if not reported thereby, as reported by any other authoritative source) for each of the ten consecutive trading days ending with the second complete trading day prior to the Closing Date (not counting the Closing Date).

                    (h) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, provincial, local or foreign Tax law. If the Exchange Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Exchange Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

                    (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by Parent as indemnity against any claim that may be made against it with respect to such Certificate, and the submission of such other documentation as Parent customarily requires for the replacement of lost, stolen or destroyed certificates, the Exchange Agent (or Parent pursuant to Section 3.02(e)) will deliver a certificate evidencing the ownership of such number of shares of Parent Common Stock and/or any cash, dividends and other distributions in respect thereof issuable and/or payable in exchange for such lost, stolen or destroyed Certificate pursuant to this Agreement.

          Section 3.03 Appraisal Rights. In accordance with Section 262 of Delaware Law, no appraisal rights shall be available to holders of Company Shares in connection with the Merger.

          Section 3.04 Adjustments to Prevent Dilution. In the event that at any time subsequent to the date hereof and prior to the Effective Time there is a change in the number of Company Shares or securities convertible or exchangeable into or exercisable for Company Shares issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event on the Merger Consideration.

          Section 3.05 Company Stock Options and Other Equity Awards; Warrants.

                    (a) At the Effective Time, each outstanding option to purchase Company Shares (a “Company Stock Option”) under any employee stock option or compensation plan or arrangement of the Company, whether vested or unvested, shall be terminated or shall have expired in accordance with the terms of such Company Stock Option.

                    (b) At or prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) shall, if necessary, adopt such resolutions, and the Company shall otherwise take all actions, as are necessary to effectuate the provisions of Sections 3.05(a).

                    (c) Prior to the Effective Time, the Company shall obtain any consents from holders of Company Stock Options, and make any amendments to the terms of such equity or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 3.05 and to ensure compliance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, payment may be withheld in respect of any Company Stock Option until such necessary consents are obtained. The Company shall take all necessary action to ensure that the Surviving Corporation will not be bound at the Effective Time by any options, or other rights, awards or arrangements under any employee stock option or compensation plan or arrangement or other third party agreements of the Company (except the Company Warrants) that would entitle any Person after the Effective Time to beneficially own any Company Shares or to receive any payments in respect thereof.

                    (d) At the Effective Time, each outstanding warrant to purchase Company Shares (a “Company Warrant”) that has not been cancelled, terminated or otherwise disposed of as a result of the Company’s commercially reasonable best efforts shall be converted into a warrant to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (i) the number of Company Shares subject to the Company Warrant immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Share of such Company Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Company Warrant shall continue to be governed by the same terms and conditions as were applicable under such Company Warrant immediately prior to the Effective Time.

ARTICLE 4

THE SURVIVING CORPORATION

          Section 4.01 Certificate of Incorporation. The certificate of incorporation of the Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and Applicable Law.

          Section 4.02 Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with its terms, the certificate of incorporation of the Surviving Corporation and Applicable Law.

          Section 4.03 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in (i) the Company SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent such statements are cautionary, predictive or forward-looking in nature) or (ii) the Company Disclosure Schedule, the Company represents and warrants to Parent that:

          Section 5.01 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Prior to the date of this Agreement, the Company has delivered or Made Available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

          Section 5.02 Corporate Authorization.

                    (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

                    (b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously declared this Agreement and the transactions contemplated hereby advisable, fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, (iii) unanimously resolved to recommend approval and adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”) (iv) directed that this Agreement be submitted to the Company’s stockholders for approval and adoption; (v) determined that all unvested shares of restricted stock will vest immediately prior to the Effective Time; and (vi) determined that all shares of restricted stock shall be eligible to vote with respect to the Merger.

          Section 5.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of the certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state, provincial or federal securities laws and national securities instruments, (iii) compliance with applicable requirements of FINRA, (iv) those additional consents, approvals, orders, authorizations, registrations, declarations and filings, if any, listed in Section 5.03 of the Company Disclosure Schedule (the consents, approvals, orders, authorizations, registrations, declarations and filings required under or in connection with any of the foregoing clauses (i) through (iv) above, the “Required Governmental Authorizations”) and (v) any actions or filings the absence of which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

          Section 5.04 Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii) through (iv), as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

          Section 5.05 Capitalization.

                    (a) The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock of the Company, par value $0.001 per share, and (ii) 1,000,000 shares of Preferred Stock, par value $0.001 per share (“Company Preferred Stock”). As of January 3, 2011, there were outstanding (A) 76,965,365 shares of Common Stock, (B) no shares of Company Preferred Stock, (C) employee stock options to purchase an aggregate of 9,100,000 shares of Company Common Stock (of which options to purchase an aggregate of 3,764,996 shares of Common Stock were exercisable), and (D) warrants to purchase an aggregate of 9,362,184 shares of Company Common Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company. Section 5.05(a) of the Company Disclosure Schedule contains a complete and correct list of (x) each outstanding Company Stock Option, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Common Stock subject thereto and (y) each outstanding Company Warrant, including with respect to each such warrant the holder, date of grant, exercise price, and number of shares of Common Stock subject thereto and with respect to (x) and (y) above, the comparable information with respect to such securities immediately after the Effective Time.

                    (b) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

Except as set forth in this Section 5.05 and for changes since December 31, 2010 resulting from the exercise of employee stock options outstanding on such date, there are no issued, reserved for issuance or outstanding, or obligations whether absolute or contingent, in the future to issue, (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) though (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities. The Company is not a party to any agreement obligating it to file or maintain the effectiveness of any registration statement under the 1933 Act with respect to any Company Securities.

                    (c) As of December 31, 2010, the amount of outstanding Indebtedness of the Company and its Subsidiaries (excluding intercompany Indebtedness) does not exceed $393,000 in the aggregate.

          Section 5.06 Subsidiaries.

                    (a) Each Subsidiary of the Company is a corporation or other entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Section 5.06(a) of the Company Disclosure Schedule lists all of the Subsidiaries of the Company together with the federal employer or equivalent identification number of each such Subsidiary.

                    (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding, or obligations whether absolute or contingent, in the future to issue, (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any Person.

          Section 5.07 SEC Filings and the Sarbanes-Oxley Act.

                    (a) Since April 1, 2008, the Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

                    (b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

                    (c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each such Company SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                    (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

                    (e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. To the Knowledge of the Company, based on its evaluation of internal controls as of the end of the period covered by its most recent quarterly report on Form 10-Q (the “Evaluation Time”), such disclosure controls and procedures were effective at the Evaluation Time in alerting in a timely manner the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.

                    (f) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). To the Knowledge of the Company, based on the evaluation of the Company’s internal controls at the Evaluation Time by the Company’s principal executive officer and principal financial officer, such internal controls were, at the Evaluation Time, sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its evaluation of internal controls at the Evaluation Time, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses known to the Company’s principal executive officer and principal financial officer in the design or operation of the Company’s internal controls which are reasonably likely to adversely affect in a material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud known to the Company’s principal executive officer and principal financial officer that involves management or other employees who have a significant role in the Company’s internal controls. The Company has delivered or Made Available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since April 1, 2008.

                    (g) There are no outstanding loans or other extensions of credit, including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act), made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

                    (h) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

                    (i) Section 5.07(i) of the Company Disclosure Schedules describes all material securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) effected or maintained in effect by the Company or its Subsidiaries since April 1, 2008. The Company has delivered or Made Available to Parent copies of the documentation creating or governing, all such transactions.

          Section 5.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of the Company included or incorporated by reference in the Company SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except for the absence of full footnotes and normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

          Section 5.09 Disclosure Documents. The proxy statement/prospectus to be filed by the Company with the SEC in connection with the Merger (the “Proxy Statement/Prospectus”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of the Company and at the Effective Time, the Proxy Statement/Prospectus, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Section 5.09, no representation or warranty is made by the Company with respect to information contained or incorporated by reference in the Proxy Statement/Prospectus supplied by or on behalf of by Parent or Merger Subsidiary in writing specifically for inclusion or incorporation by reference therein.

          Section 5.10 Absence of Certain Changes. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 5.11 No Undisclosed Material Liabilities. Except as described on Section 5.11 of the Company Disclosure Schedules, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto and (ii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 5.12 Litigation. Except as described on Section 5.12 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding (each, an “Action”) pending against, or, to the Knowledge of the Company, threatened against, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries in their respective capacities as such or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties, before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner challenges or seeks to or would prevent, enjoin, alter or materially alter or delay the consummation of the Merger or any of the other transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against (each, an “Order”), or, to the Knowledge of the Company, is under investigation by any Governmental Authority involving the Company or any of its Subsidiaries with respect to any violation of any Order, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 5.13 Compliance with Applicable Laws. The Company and each of its Subsidiaries is and, since April 1, 2008, has been in compliance with, and is not under investigation with respect to and, to the Knowledge of the Company, has not been threatened to be charged with or given notice or other communication alleging or relating to a possible violation of, Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and its Subsidiaries hold all material governmental licenses, authorizations, permits, consents, approvals, variances, exemptions and orders necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Permits”). The Company and each of its Subsidiaries is and, since January 1, 2008, has been in compliance with the terms of the Company Permits, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 5.14 Material Contracts.

                    (a) Section 5.14 of the Company Disclosure Schedule lists each of the following Contracts, whether written or oral, to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Company Material Contract”):

                    (i) any Contract or series of related Contracts for the purchase, receipt, lease or use of materials, supplies, goods, services, equipment or other assets involving future payments by or to the Company or any of its Subsidiaries of more than $200,000 in the aggregate (other than Contracts involving payments to the Company entered into in the ordinary course of business, including investment banking contracts);

(ii) any material sales agency, sales representation, distributorship or franchise agreement;

                    (iii) any Contract or series of related Contracts involving payments by or to the Company or any of its Subsidiaries of more than $50,000 in the aggregate that requires consent of or notice to a third party in the event of or with respect to the Merger in order to avoid a breach or termination of, a loss of benefit under, or triggering a price adjustment, right of renegotiation or other remedy under, any such agreement, in each case that would reasonably be expected to have a Material Adverse Effect on the Company;

                    (iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments providing for or relating to the lending of money, whether as borrower, lender or guarantor, in amounts greater than $25,000 in the aggregate;

(v) any Contract restricting the payment of dividends or the repurchase of stock or other equity;

(vi) any collective bargaining agreements;

(vii) any material joint venture, profit sharing, partnership agreements or other similar agreements;

                    (viii) any Contracts or series of related Contracts relating to the acquisition or disposition of a material amount of assets outside the ordinary course of business (in each case, whether by merger, sale of stock, sale of assets or otherwise);

(ix) all leases or subleases for real or personal property involving annual expense in excess of $1,000 and not cancelable by the Company (without premium or penalty) within six months;

                    (x) any Contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent, the Company or any of their respective Affiliates after the Effective Time or (B) contains any material exclusivity, “most favored nation”, rights of first refusal, rights of first negotiation or similar obligations or restrictions that are binding on the Company or any of its Subsidiaries or that would be binding on Parent or its Affiliates after the Effective Time;

                    (xi) agreements by the Company or any of its Subsidiaries not to acquire assets or securities of a third party (including standstill agreements) or agreements by a third party not to acquire assets or securities of the Company or any of its Subsidiaries (including standstill agreements), in each case entered into outside the ordinary course of business;

                    (xii) any material Contract providing for the indemnification by the Company or any of its Subsidiaries of any Person or under which the Company or any of its Subsidiaries has guaranteed any liabilities or obligations of any other Person, in each case entered into outside the ordinary course of business;

                    (xiii) any material Contracts with any (A) officer or director of the Company or any of its Subsidiaries (or any other employee who is one of the twenty most highly compensated employees of the Company and its Subsidiaries) for the twelve-month periods ended November 30, 2009 and 2010; (B) record or beneficial owner of five percent or more of the voting securities of Company; or (C) affiliate (as such term is defined in Rule 12b-2 promulgated under the 1934 Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such officer, director or beneficial owner; and

(xiv) any other Contract required to be filed by the Company pursuant to Item 601(a)(10) of Regulation S-K of the SEC.

                    (b) The Company has prior to the date of this Agreement delivered or Made Available to Parent complete and accurate copies of each Company Material Contract listed, or required to be listed, in Section 5.14 of the Company Disclosure Schedule (including all amendments, modifications, extensions and renewals thereto and waivers thereunder). All of the Company Material Contracts are valid and binding obligations of the Company and its Subsidiaries, and to the Knowledge of the Company are binding obligations of the other parties thereto, and are in full force and effect (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms), except where the failure to be valid and binding and in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no written notice to terminate and no written notice of an intent to terminate, in whole or part, any Material Contract has been received by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach under the terms of any Company Material Contract except for such instances of default or breach that would not be reasonably likely to result in a Material Adverse Effect on the Company.

          Section 5.15 Taxes.

                    (a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis in accordance with all Applicable Law, and all such Tax Returns are, true, correct and complete in all material respects.

                    (b) The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, except with respect to Taxes that are being contested in good faith and disclosed in Section 5.15(b) of the Company Disclosure Schedule. The Company has properly reserved or accrued, in accordance with GAAP, (i) all uncertain tax positions required to be accounted for under FASB Interpretation No. 48, and (ii) all Taxes not due and payable through the date of this Agreement.

                    (c) Except as set forth in Section 5.15(c) of the Company Disclosure Schedule, the federal income Tax Returns and all state, local and foreign income, and franchise Tax Returns of the Company and its Subsidiaries through tax years ending on or prior to

March 31, 2006 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

                    (d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s Knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

                    (e) During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

                    (f) Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person or (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member.

                    (g) Neither the Company nor any Subsidiary has a material permanent establishment in any foreign country.

                    (h) Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulation §1.6011-4 nor has the Company or any of its Subsidiaries been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code.

                    (i) The Company and each of its Subsidiaries have complied with all reporting and recordkeeping requirements under Section 6038A of the Code.

                    (j) Except as set forth in Section 5.15(j) of the Company Disclosure Schedule, neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany item under Treasury Regulation section 1.1502-13, or (v) change in accounting method for a taxable period ending on or before the Closing Date.

                    (k) Except as set forth in Section 5.15(k) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.

                    (l) Except as set forth in Section 5.15(l) of the Company Disclosure Schedule, there is no power of attorney granted by the Company or any Significant Subsidiary relating to Tax that is currently in place and in effect.

                    (m) The Company was not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                    (n) The Company has adequately disclosed on its Federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of Federal income tax within the meaning of Section 6662 of the Code.

                    (o) Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing, Tax indemnity or Tax allocation agreement or similar contract or arrangement other than any agreement, contract or arrangement between the Company and its Subsidiaries.

                    (p) There are no Liens for Taxes (other than for current Taxes not yet due and payable or the Taxes being contested in good faith that are set forth in Section 5.15(p) of the Company Disclosure Schedule) upon the assets of the Company or any of its Subsidiaries.

                              “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, or addition to tax imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of another Person. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

          Section 5.16 Employees and Employee Benefit Plans.

                    (a) Section 5.16 of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar Contract, plan or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other forms of benefits which are maintained, administered or contributed to by the Company or any ERISA Affiliate of the Company and covers any employee, director or former employee or director of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500) and tax return (Form 990) prepared in connection with any such plan or trust. Such plans are referred to collectively herein as the “Employee Plans.”

                    (b) To the Knowledge of the Company, none of the Company’s employees has indicated to the Company or any of its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement.

                    (c) The Company has never made any contributions to any Employee Plan which is subject to the provisions of Title IV of ERISA, and the Company has not been under common control within the six year period ending on the date hereof, with an employer which contributed to any such Employee Plan.

                    (d) The Company has never made any contributions to any Multiemployer Plan (as defined in ERISA Section 3(37) or 4001(a)(3)), and the Company has never been under common control with an employer which contributed to any such plan.

                    (e) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code is maintained pursuant to a prototype document approved by the Internal Revenue Service, or has received a favorable determination letter that it is so qualified, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter should be revoked or not be reissued. The Company has delivered or Made Available to Parent prior to date of this Agreement copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan. No events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Employee Plan which provides “nonqualified deferred compensation” as defined in Code Section 409A has been administered in accordance with and meets the requirements of Code Section 409A except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All required contributions with respect to the Employee Plans for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by the Company and all Subsidiaries. All required contributions to the Employee Plans have been made on a timely basis in accordance with ERISA and the Code. All insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date.

                    (f) Except as set forth in Section 5.16(f) of the Company Disclosure Schedule, with respect to each current or former employee or independent contractor of the

Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such person to severance pay, bonus amounts, retirement benefits, job security benefits or similar benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such person, (iii) accelerate the vesting of any compensation or benefits of any such person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement) or (iv) trigger any other material obligation to any such person. There is no Contract or plan (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code. Section 5.16(f) of the Company Disclosure Schedule lists all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been provided to Parent prior to the date of this Agreement.

                    (g) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code, all of such benefits being set forth on Schedule 5.16(g) of the Company Disclosure Schedule.

                    (h) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the period ended on the Company Balance Sheet Date, except as set forth in Section 5.16(h) of the Company Disclosure Schedule.

                    (i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

                    (j) Neither the Company nor any of its ERISA Affiliates maintain any Employee Plan or other benefit arrangement covering any employee or former employee outside of the United States nor has ever been obligated to contribute to any such plan.

                    (k) The Company and its Subsidiaries have acted in good faith and complied with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, and continuation coverage with respect to group health plans, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

                    (l) Except as set forth in Section 5.16(l) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and there has not been, to the Knowledge of the Company, any activity or proceeding of any labor organization or employee group to organize any such employees. In addition, (i) there are no unfair labor practice charges or complaints against Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, slowdowns or stoppages actually pending or threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board and there are no questions concerning representation with respect to the employees of the Company or its Subsidiaries; and (iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collection bargaining agreement.

                    (m) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

          Section 5.17 Intellectual Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 5.17 of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (iii) to the Knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property owned by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (v) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (vi) the Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements; and (vii) neither the Company nor any of its Subsidiaries has granted any exclusive licenses or other rights, of any kind or nature, in or to any of the Intellectual Property owned by the Company or any of its Subsidiaries to any third party and no third party has granted any licenses or other rights, of any kind or nature, to the Company or any of its Subsidiaries for any material Intellectual Property.

          Section 5.18 Information Technology. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and except as identified in Section 5.18 of the Company Disclosure Schedule, (i) the IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the Knowledge of the Company, no person has gained unauthorized access to the IT Assets, and (ii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

          Section 5.19 Properties. Neither the Company nor any of its Subsidiaries owns any real property. Except in any such case as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) except as set forth on Section 5.19 of the Company Disclosure Schedule, with respect to the real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease or license for such property (true, accurate and complete copies of which have been provided to Parent) is a valid, legally binding, and enforceable obligation of the Company or its Subsidiaries, is in full force and effect, and none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any lessor or other third party thereto, is in material breach of or default under such lease, sublease or license, and, to the Knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or, as of the date of this Agreement, materially impair the consummation of the transactions contemplated by this Agreement, and the execution, delivery and performance by the Company of this Agreement; and (ii) to the Knowledge of the Company, there are no facts or conditions (including any covenants, restrictions, easements or similar instruments, and any condemnation proceedings or threats thereof) affecting any of the Leased Real Property that, in the aggregate, would reasonably be expected to interfere with the current use, occupancy or operation thereof. Section 5.19 of the Company Disclosure Schedule contains a true and complete list of all Leased Real Property.

          Section 5.20 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary arising under any Environmental Law; (ii) the Company and its Subsidiaries comply, and have in the past five years complied, with all Environmental Laws and all Environmental Permits; (iii) there has been no spill, discharge, leak, leaching, emission, injection, disposal, escape, dumping, or release of Hazardous Substances into the environment on, beneath, above, or into any property or facility now owned or leased by the Company or any of its Subsidiaries or any property formerly owned or leased by the Company or any of its Subsidiaries during the term of such ownership or lease (iv) during the term of Company’s or any Subsidiary’s ownership or operation of any facility or property now or previously owned or leased by the Company or any of its Subsidiaries, there are and have been no asbestos in friable form (unless handled in compliance with Environmental Law) or underground storage tanks or related piping used by the Company or any Subsidiary on or beneath any facility or property now or previously owned or leased by the Company or any of its Subsidiaries; and (v) the Company has delivered or Made Available to Parent prior to the date of this Agreement copies of all environmental investigations, studies, audits, tests, reviews or other analyses in its possession relating to the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries. The representations and warranties made pursuant to this Section 5.20 are the exclusive representations and warranties by the Company regarding (x) compliance within liability under Environmental Laws or Environmental Permits; or (y) Hazardous Substances.

          Section 5.21 Anti-takeover Statutes. The Company has taken all action necessary to exempt or exclude the Merger, the Voting Agreement, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and, accordingly, neither such Section nor any other anti-takeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other similar anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

          Section 5.22 Foreign Operations. The Company, each of its Subsidiaries, and to the Knowledge of the Company each officer, director, employee, agent or other Person acting on behalf of the Company or any of its Subsidiaries, has at all times since the Company Balance Sheet Date acted without notice of violation of and in compliance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, any Applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business or other applicable conventions, and any other applicable anti-corruption law.

          Section 5.23 Opinion of Financial Advisor. The Company has received the opinion of New Century Capital Partners, Inc. (the “Company Financial Advisor”), to the effect that, as of the date of the approval of this Agreement by the Company Board, the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair to such holders from a financial point of view.

          Section 5.24 Finders’ Fees. Except for the Company Financial Advisor, a copy of whose engagement agreement has been provided to Parent prior to the date of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

          Section 5.25 Broker-Dealer Matters.

                    (a) Each Subsidiary of the Company identified on Section 5.25 of the Company Disclosure Schedule (collectively, the “Company Broker-Dealer Subsidiaries”) is registered as a broker-dealer with the SEC and with each of the state securities agencies set forth on Section 5.25 of the Company Disclosure Schedule. Each of the Company Broker-Dealer Subsidiaries and each of their respective officers and employees who are required to be registered, licensed or qualified as (i) a broker-dealer, investment adviser, futures commission merchant or (ii) a registered principal, registered representative, investment adviser representative, insurance agent or salesperson with the SEC or any securities or insurance commission or other Governmental Authority are duly registered as such and such registrations are in full force and effect, or are in the process of being registered as such within the time periods required by Applicable Law, except in each case for any failures to be so registered, licensed or qualified that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. Each of the Company Broker-Dealer Subsidiaries and each of their respective officers and employees are in compliance with all Applicable Laws requiring any such registration, licensing or qualification, and are not subject to any liability or disability by reason of failure to be so registered, licensed or qualified, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                    (b) Each of the Company Broker-Dealer Subsidiaries and, to the Knowledge of the Company, their respective solicitors, third party administrators, managers, brokers and distributors, have marketed, sold and issued investment products and securities in compliance with all Applicable Laws governing sales processes and practices, except in each case as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

                    (c) Each of the Company Broker-Dealer Subsidiaries is, and at all times since October 10, 2009 has been, in compliance with Rule 15c-3(1) and Rule 15c-3(3) of the 1934 Act and in substantial compliance with the other provisions of Rule 15c-3 of the 1934 Act.

          Section 5.26. FINRA Matters. The Company is currently a member of FINRA and since its admission to membership, the Company has been in material compliance with FINRA Rules. There is no restriction imposed by FINRA upon the operations of the Company’s business except as otherwise indicated in the membership agreement between the Company and FINRA, dated October 10, 2009. Since its admission to membership in FINRA, the Company has not received any notice of censure, suspension or revocation with respect to such membership.

          Section 5.27. USA Patriot Act. The business of the Company has been conducted at all times in compliance with the USA Patriot Act and money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any

Governmental Authority and no action involving the Company with respect to the foregoing is pending or, to the Knowledge of the Company, threatened.

          Section 5.28. Certain Payments. To the Knowledge of the Company, no employee of the Company has: (a) used any funds of for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of Applicable Law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other similar payment in violation of Applicable Law.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUBSIDIARY

          Except as set forth in (i) the Parent SEC Documents (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent such statements are cautionary, predictive or forward-looking in nature) or (ii) the Parent Disclosure Schedule, Parent and Merger Subsidiary, jointly and severally, represent and warrant to the Company that:

          Section 6.01 Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not incurred any material obligations or liabilities, and has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Prior to the date of this Agreement, the Parent has delivered to the Company true and complete copies of the certificate of incorporation and bylaws of the Parent and the Merger Subsidiary as in effect on the date of this Agreement.

          Section 6.02 Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. Assuming due and valid authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

          Section 6.03 Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the Required Governmental Authorizations, (ii) any actions or filings set forth in Section 6.03 of the Parent Disclosure Schedule, and (iii) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

          Section 6.04 Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 6.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary.

          Section 6.05 Capitalization.

                    (a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of common stock of Parent, par value $0.001 per share and (ii) 1,000,000 shares of Preferred Stock, par value $0.001 per share (“Parent Preferred Stock”). As of December 31, 2010, there were outstanding (A) 33,386,598 shares of Parent Common Stock, (B) no shares of Parent Preferred Stock, (C) stock options to purchase an aggregate of 4,106,812 shares of Parent Common Stock (all of which options are exercisable), and (D) 7,277,234 restricted stock units which provide the holders thereof the right to receive up to an aggregate of 7,277,234 shares of Parent Common Stock. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

                    (b) Except as set forth in this Section 6.05 and the Parent SEC Documents and for changes since December 31, 2010, resulting from the exercise of employee stock options outstanding on such date, there are no issued, reserved for issuance or outstanding, or obligations whether absolute or contingent, in the future to issue (i) shares of capital stock or other voting securities of or other ownership interest in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in Parent, (iii) warrants, calls, options or other rights to acquire from Parent, or other obligations of Parent to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, Parent (the items in clauses (i) though (iv) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities. The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

          Section 6.06 Sec Filings and the Sarbanes-Oxley Act.

                    (a) Since January 1, 2008, Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

                    (b) As of its filing date, each Parent SEC Document complied, and each such Parent SEC Document filed subsequent to the date of this Agreement will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

                    (c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each such Parent SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                    (d) Parent and, to the Knowledge of Parent, each of its executive officers and directors are in compliance with, and have complied, in each case in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

                     (e) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. To the Knowledge of Parent, based on its evaluation of internal controls as of the end of the period covered by the Evaluation Time, such disclosure controls and procedures were effective at the Evaluation Time in alerting in a timely manner Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

                    (f) Parent and its Subsidiaries have established and maintained a system of internal controls. To the Knowledge of Parent, based on the evaluation of Parent’s internal controls at the Evaluation Time by Parent’s principal executive officer and principal financial officer, such internal controls were, at the Evaluation Time, sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its evaluation of internal controls at the Evaluation Time, to Parent’s auditors and audit committee (x) any significant deficiencies and material weaknesses known to Parent’s principal executive officer and principal financial officer in the design or operation of Parent’s internal controls which are reasonably likely to adversely affect in a material respect Parent’s ability to record, process, summarize and report financial information and (y) any fraud known to Parent’s principal executive officer and principal financial officer that involves management or other employees who have a significant role in Parent’s internal controls. Parent has made available to the Company prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2008.

                    (g) Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and NASDAQ, and the statements contained in any such certifications are complete and correct.

                    Section 6.07 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements (including, in each case, any notes thereto) of Parent included or incorporated by reference in the Parent SEC Documents fairly present, in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except for the absence of full footnotes and normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements).

          Section 6.08 Absence of Certain Changes. Since December 31, 2009, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          Section 6.09 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto and (ii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          Section 6.10 Litigation. There is no Action, pending against, or, to the Knowledge of Parent, threatened against, Parent, any of its Subsidiaries, or any officer, director or employee of Parent or any of its Subsidiaries in their respective capacities as such, before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) any arbitrator or Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that would prevent or materially alter or delay the consummation of the Merger or any of the other transactions contemplated hereby. Neither Parent nor any of its Subsidiaries is subject to any Order, or, to the Knowledge of Parent, under investigation by any Governmental Authority with respect to any violation of any Order, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

          Section 6.11 Tax Matters. As of the date of this Agreement, neither Parent nor any of its Affiliates has taken or agreed to take any action, nor do the executive officers of Parent have any Knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

          Section 6.12 Disclosure Document.

          (a) None of the information provided, or to be provided, by Parent for inclusion in the Proxy Statement/Prospectus or any amendment or supplement thereto, at the time the Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time the Company’s stockholders vote on adoption of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          (b) The registration statement of Parent to be filed with the SEC with respect to the offering of Parent Common Stock in connection with the Merger (the “Registration Statement”) and any amendments or supplements thereto, when filed, will comply as to form in all material respects with the requirements of the 1933 Act. At the time each Registration Statement or any amendment or supplement thereto becomes effective and at the Effective Time, such Registration Statement, as amended or supplemented, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The representations and warranties contained in this Section 6.12 will not apply to statements or omissions in a Registration Statement or any amendment or supplement thereto based upon information furnished to Parent by the Company in writing specifically for use therein.

          Section 6.13. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

ARTICLE 7

COVENANTS OF THE COMPANY

          The Company agrees that:

          Section 7.01 Conduct of the Company. From the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and in compliance with all material Applicable Laws and all material governmental authorizations, and use its commercially reasonable best efforts to preserve intact its present business organization, maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, keep available the services of its directors, officers and employees and maintain existing relations with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing and to the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except as set forth in Section 7.01 of the Company Disclosure Schedule or as contemplated by this Agreement, or with Parent’s prior written consent (not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

                    (a) amend their respective certificates of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

                    (b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its Subsidiaries, other than the cancellation of Company Stock Options or Company Warrants in connection with the exercise thereof;

                    (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of Company Common Stock upon the exercise of Company Stock Options or Company Warrants, or (ii) amend any term of any Company Security or any

Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

                    (d) incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of $25,000 individually or $50,000 in the aggregate;

                    (e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof outside the ordinary course of business or any material amount of assets from any other Person, (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

                    (f) sell, lease, license or otherwise dispose of any material Subsidiary or any material amount of assets, securities or property except in the ordinary course consistent with past practice in an amount not to exceed $25,000 in the aggregate;

                    (g) create or incur any material Lien on any material asset;

                    (h) make any loan, advance or investment outside the ordinary course of business either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than investments or capital contributions to any affiliated or unaffiliated investment partnerships pursuant to the terms of the fund documents for such partnerships as of the date of this Agreement;

                    (i) create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, or extend or modify the same outside the ordinary course of business provided that all such indebtedness for borrowed money must be prepayable at any time by the Company without penalty or premium;

                    (j) enter into capital commitments for investment partnerships or enter into any agreement to or otherwise agree to accelerate or increase investments in existing investment partnerships;

                    (k) (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement other than (except with respect to any Contract that would have been a Company Material Contract pursuant to clause (xiii) of Section 5.14) in the ordinary course of business consistent with past practices or (ii) terminate or amend in any material respect any such Contract or any Company Material Contract or waive any material right thereunder;

                    (l) terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit;

                    (m) (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers or employees other than as required pursuant to existing Employee Plans, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any of their respective directors or officers, (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, severance, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of their respective directors, officers or employees or (v) increase the compensation, bonus or other benefits payable to any of their respective directors, officers or employees, other than in the ordinary course of business consistent with past practice;

                    (n) make any change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-X under the 1934 Act;

                    (o) settle, or offer or propose to settle any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries involving a payment by the Company or its Subsidiaries in excess of $25,000;

                    (p) take any action that would make any representation or warranty of the Company hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing;

                    (q) fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies;

                    (r) change, terminate or fail to exercise any right to renew any material lease or sublease of real property listed or required to be listed on the Company Disclosure Schedule pursuant to Section 5.14(a)(ix); or

                    (s) agree, resolve or commit to do any of the foregoing.

          Section 7.02 Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. Subject to Section 7.03(b), the Company Board shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders. In connection with such meeting, the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement/Prospectus (which shall be filed as part of the Registration Statement) and all other proxy materials for such meeting, (ii) use its commercially reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting as soon as reasonably practicable whether or not (A) an Adverse Recommendation Change shall have occurred or (B) an Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its Representatives.

          Section 7.03 No Solicitation; Other Offers.

                    (a) Subject to Section 7.03(b), the Company shall not, and shall cause its Subsidiaries and its and their officers and directors, and shall direct and use commercially reasonable best efforts to cause its employees, investment bankers, attorneys, accountants, consultants and other agents, advisors or representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate, or take any action that it knows or reasonably should know would facilitate or encourage the submission of, any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent or publicly propose to withdraw or modify in a manner adverse to Parent the Company Board Recommendation (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal, other than a statement contemplated by Rule 14d-9(f) under the 1934 Act during the initial period of ten Business Days following the commencement of the Acquisition Proposal, shall be considered to be a modification of the Company Board Recommendation in a manner adverse to Parent), or take any action or make any statement inconsistent with the Company Board Recommendation (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar instrument constituting or relating to an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Acquisition Proposal and shall use its commercially reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information. During the term of this Agreement, the Company shall not take any actions to make any state takeover statute (including any Delaware state takeover statute) or similar statute inapplicable to any Acquisition Proposal.

                    (b) Notwithstanding the foregoing, at any time prior to the adoption of this Agreement by the Company’s stockholders (and in no event after the adoption of this Agreement by the Company’s stockholders), the Company Board, directly or indirectly through advisors, agents or other intermediaries, may, subject to compliance with Section 7.03(c), (i) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 7.03(a) has made after the date of this Agreement a Superior Proposal or an unsolicited bona fide Acquisition Proposal that the Company Board reasonably believes (after considering the advice of its financial advisor and outside legal counsel) is reasonably likely to lead to a Superior Proposal,

(ii) thereafter furnish to such Third Party nonpublic information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (a copy of which shall be provided, promptly after its execution, for informational purposes only to Parent); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party and (iii) following receipt of a Superior Proposal after the date of this Agreement or a development or a change in circumstances occurs or arises after the date of this Agreement that was not known by the Company Board as of the date of this Agreement (such material development or change in circumstance, an “Intervening Event”), make an Adverse Recommendation Change, but in each case referred to in the foregoing clauses (i) through (iii) only if the Company Board determines in good faith by a majority vote, after considering advice from outside legal counsel to the Company, that in light of such Superior Proposal or Intervening Event, such action is required in order for the Company Board to comply with its fiduciary duties under Applicable Law. Nothing contained herein shall prevent the Company Board from complying with requirements of Rule 14e-2(a) and Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal, so long as any action taken or statement made to so comply is consistent with this Section 7.03; provided, that such requirement will in no way eliminate or modify the effect that any action pursuant to such requirement would otherwise have under this Agreement.

                    (c) The Company Board shall not take any of the actions referred to in clauses (i) through (iii) of Section 7.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. The Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or of any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request (including any changes thereto). The Company shall keep Parent fully informed, on a current basis, of the status and details of any such Acquisition Proposal, indication or request and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all significant correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Acquisition Proposal.

                              “Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal (it being understood that for purposes of this definition all references to “15% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”) on terms that the Company Board determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that if consummated, is more favorable to Company’s stockholders from a financial point of view than the Merger or, if applicable, any proposal by Parent to amend the terms of this Agreement taking into account all the terms and conditions of such proposal and this Agreement (including the expected timing and likelihood of consummation, taking into account any governmental and other approval requirements), (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the person making the proposal, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Company Board.

          Section 7.04 Access to Information; Confidentiality. From the date of this Agreement until the Effective Time or the termination of this Agreement and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, books and records during normal business hours upon reasonable prior notice, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section 7.04 shall be conducted in such a manner as not to interfere unreasonably with the conduct of the business of the Company. All information furnished pursuant to this Section 7.04 shall be subject to the confidentiality agreement, dated as of September 30, 2010, between Parent and the Company, as thereafter amended or modified from time to time, (the “Confidentiality Agreement”). No information or knowledge obtained by Parent in any investigation pursuant to this Section 7.04 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

          Section 7.05 Tax Matters.

                    (a) Except in the ordinary course of business or, as required by Applicable Law or with Parent’s prior written consent (such consent not to be unreasonably delayed, conditioned or withheld), neither the Company nor any of its Subsidiaries shall make or change any Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for Tax refunds, settle or resolve any material Tax controversy or surrender any Tax claim, audit or assessment, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment with respect to a material amount of Taxes.

                    (b) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

          Section 7.06 Stockholder Litigation. The Company shall promptly notify Parent and give Parent the opportunity to participate in the defense or settlement of any Action brought by any stockholder of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement of any such Action shall be agreed to without Parent’s prior written consent, which shall not be unreasonably withheld or delayed.

          Section 7.07 Cancellation of Warrants. The Company shall use its commercially reasonable best efforts to cause all Company Warrants to be cancelled, terminated or otherwise disposed of prior to the Effective Time.

ARTICLE 8

COVENANTS OF PARENT

          Parent agrees that:

          Section 8.01 Conduct of Parent. To the fullest extent permitted by Applicable Law, from the date of this Agreement until the Effective Time, except with the Company’s prior written consent (not to be unreasonably withheld or delayed), Parent shall not, and shall not permit any of its Subsidiaries to:

                    (a) amend their respective certificates of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

                    (b) split, combine or reclassify any shares of its capital stock;

                    (c) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), provided that the foregoing shall not limit the Company in respect of repurchasing its own shares in compliance with Applicable Law;

                    (d) take any action that would make any representation or warranty of Parent hereunder inaccurate in any material respect at, or as of any time before, the Effective Time or would materially delay the Closing; or

                    (e) agree, resolve or commit to do any of the foregoing with an effective date prior to the Effective Time.

          Section 8.02 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

          Section 8.03 Director and Officer Liability.

                    (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other

Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law and the Surviving Corporation shall also advance expenses as incurred to the fullest extent provided under the Company’s certificate of incorporation and bylaws in effect on the date of this Agreement, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification in a form reasonably satisfactory to Parent.

                    (b) For six years after the Effective Time, the Surviving Corporation shall provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement; provided that, in satisfying its obligation to provide such insurance coverage, the Surviving Corporation shall not be obligated to pay an annual premium in excess of 125% of the Company’s current annual premium for such insurance, which amount the Company has disclosed to Parent in writing prior to the date of this Agreement; provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Notwithstanding the foregoing, at the Company’s election (prior to the Closing) or Parent’s election (subsequent to the Closing), in lieu of obtaining or providing the officers’ and directors’ liability insurance coverage contemplated above, Company may prior to the Closing or the Surviving Corporation may subsequent to the Closing purchase a non-cancelable “tail” coverage insurance policy under the Company’s current officers’ and directors’ liability insurance policies (providing coverage not less favorable than provided by such insurance in effect on the date hereof), which tail policy shall be effective for a period from the Effective Time through and including the date six years from the Closing Date, covering each Indemnified Person covered as of the date of this Agreement by the Company’s officers’ and directors’ liability insurance policies in respect of acts or omissions occurring prior to the Effective Time; provided that the Company shall not pay a premium for such tail insurance prior to the Closing in an amount that exceeds 125% of the Company’s current annual premium for such insurance.

                     (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.

                     (d) The rights of each Indemnified Person under this Section 8.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

          Section 8.04 Employee Matters.

                     (a) As of the Effective Time, Parent shall cause to be provided to each individual who is employed by the Company and its Subsidiaries immediately prior to the Effective Time (other than those individuals covered by collective bargaining agreements) and who remain employed with the Surviving Corporation or any of Parent’s Subsidiaries (each an “Affected Employee”) compensation and employee benefits (“Affected Employee Comp and Benefits”) substantially comparable in the aggregate, to (i) the compensation and benefits provided to the Affected Employee under the Employee Plans immediately prior to the Effective Time or (ii) the compensation (including base salary and participation in the bonus program(s) for Parent and its Subsidiaries) and benefits provided by Parent under the plans and programs generally made available to similarly situated employees of Parent and its Subsidiaries; it being understood that Parent may, at any time thereafter make such changes to the Affected Employee Comp and Benefits as it may in its sole and absolute discretion determine.

                     (b) With respect to any employee benefit plan in which any Affected Employee first becomes eligible to participate, on or after the Effective Time (the “New Company Plans”), Parent shall to the extent permissible under such Plan: (i) waive all waiting periods with respect to participation and coverage requirements applicable to such Affected Employee under any health and welfare New Company Plans in which such Affected Employee may be eligible to participate after the Effective Time and (ii) recognize service of Affected Employees (or otherwise credited by the Company or its Subsidiaries) accrued prior to the Effective Time for purposes of eligibility to participate, vesting and level of benefits (but not for the purposes of benefit accrual under any such New Company Plans, including, but not limited to, defined benefit pension plans) under any New Company Plan in which such Affected Employees may be eligible to participate after the Effective Time, provided, however, that in no event shall any credit be given to the extent it would result in the duplication of benefits for the same period of service.

                     (c) It is understood that Parent’s expressed intention to extend offers of continued employment as set forth in this Section 8.04 shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Parent or its Subsidiaries to a post Closing employment relationship of any fixed term or duration or upon any terms or conditions other than the provisions of Section 8.04(a) above. Employment offered by Parent or its Subsidiaries is “at will” and such employment may be terminated by Parent or its Subsidiaries or by an employee at any time for any reason (subject to any written commitments to the contrary made by Parent or its Subsidiaries or an employee and legal requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any of the Affected Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions locations, salaries, other compensation, benefits or terms or conditions of employment of such employees.

          Section 8.05 Registration Statement. Parent shall use its commercially reasonable best efforts to (a) prepare and file with the SEC under the 1933 Act the Registration Statement within fifteen Business Days of the announcement of the transactions contemplated by this Agreement and (b) cause the Registration Statement to be declared effective by the SEC as promptly as practicable.

          Section 8.06 Stock Exchange Listing. Parent shall use its commercially reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance.

ARTICLE 9

COVENANTS OF PARENT AND THE COMPANY

          The parties hereto agree that:

          Section 9.01 Efforts

                     (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary, or in the reasonable judgment of Parent or the Company, advisable to consummate the transactions contemplated by this Agreement, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

                     (b) The Parties shall use their commercially reasonable best efforts to: (i) take all other actions necessary to cause the expiration or termination of any applicable waiting periods under Applicable Law as soon as practicable; (ii) resolve any objections which may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (iii) take, or cause to be taken, all actions necessary to obtain each consent, approval or waiver (if any) required to be obtained (pursuant to any Applicable Law or contract, or otherwise) by such Party in connection with the transactions contemplated by this Agreement and to make effective such transactions. If any Governmental Authority seeks amendments to the transactions contemplated by this Agreement or commitments to be undertaken by any Party as a condition to refraining from seeking to block such transactions, allowing the applicable waiting period to expire or releasing such Governmental Authority’s consent with respect to such transactions, the Parties shall commence and conduct good faith negotiations with each other for no less than fifteen (15) days and use their commercially reasonable best efforts to agree upon amendments to this Agreement which are necessary in order to resolve the issues raised by such Governmental Authority and permit the consummation of the transactions contemplated hereby. Notwithstanding anything to the contrary herein, neither Party shall be required to agree to any material divestiture, sale, license or Lien of any properties, assets or businesses by any Party or any of their respective Affiliates, or the imposition of any material limitation on the ability of any of the foregoing to conduct their respective businesses or to own or exercise control of their respective assets and properties.

          Section 9.02 Certain Filings.

                     (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement/Prospectus, and the Registration Statement (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement/Prospectus or the Registration Statement and seeking timely to obtain any such actions, consents, approvals or waivers (including, but not limited to, any filings required in connection with the approval by FINRA of the transactions contemplated by this Agreement).

                     (b) The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Prospectus, in each case, each time before either such document (or any amendment thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by such party and its counsel. Each of the Company and the Parent shall provide the other party and its counsel with (i) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Prospectus promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

                     (c) The Company shall use its commercially reasonable best efforts to cause to be delivered to Parent and its directors a letter of its independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) the Closing Date, and addressed to Parent and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

          Section 9.03 Public Announcements. Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation.

          Section 9.04 1934 Act Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws to enable the deregistration of the Common Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

          Section 9.05 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          Section 9.06 Tax-Free Qualification

                     (a) Each of the Company and Parent shall use its commercially reasonable best efforts to and to cause each of its respective Subsidiaries to, (i) cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) obtain the opinion of counsel referred to in Section 10.03(e) of this Agreement, including the execution and delivery of the tax representation letters referred to therein.

                     (b) If the opinion conditions contained in Section 10.03(e) of this Agreement have been satisfied, each of the Company and Parent shall report the Merger for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

          Section 9.07 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

                     (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                     (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

                     (c) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, including as to Tax matters, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

                     (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to cause the conditions set forth in Section 10.02(a), Section 10.02(b), Section 10.03(a) or Section 10.03(b) not to be satisfied; and

                     (e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided, however, that the delivery of any notice pursuant to this Section 9.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

ARTICLE 10

CONDITIONS TO THE MERGER
          Section 10.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver) of the following conditions:

                     (a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

                     (b) no Applicable Law currently in effect or adopted subsequent to the date hereof and prior to the Effective Time shall prohibit, make illegal or enjoin the consummation of the Merger in a manner that would have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent; and

                     (c) the shares of Parent Common Stock issuable to the stockholders of the Company pursuant to the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance;

                     (d) the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

                     (e) the Company and the Parent shall have received the opinion of Haynes and Boone, LLP, counsel to the Company, or other counsel reasonably acceptable to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent, Merger Subsidiary and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, such counsel shall be entitled to rely on tax representation letters delivered to it by the Company, Merger Subsidiary and Parent containing customary representations with respect to such matters; and

                     (f) such authorizations, consents, orders, declarations or approvals of, or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Authority as set forth on Schedule 10.01(e) shall have been obtained, made or occurred to the extent that any failure to obtain such authorizations, consents, orders, declarations or approvals of, or to make filings with, or to have terminations or expirations of waiting periods occur that would have or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or Parent.

          Section 10.02 Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by Parent) of the following further conditions:

                     (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time,

                     (b) the representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date of this Agreement and the Effective Time as if made at and as of such time, except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications by reference to materiality or Material Adverse Effect therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided that the representations and warranties set forth in Sections 5.01, 5.02 and 5.05 shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made as of such date;

                     (c) Parent shall have received a certificate signed by the chief executive officer or chief financial officer of the Company to the foregoing effect;

                     (d) there shall not have occurred and be continuing as of or otherwise arisen before the Effective Time any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company;

                     (e) Parent shall have received the opinion of Haynes and Boone, LLP, counsel to the Company, dated the Closing Date, in the form of Exhibit A hereto;

                     (f) Parent shall have received, in form and substance reasonably satisfactory to Parent, from Marcum LLP the “comfort” letter described in Section 9.02;

                     (g) the Company shall have delivered a certificate in a form reasonably satisfactory to Parent dated not more than 30 days prior to the Effective Time and signed by the Company to the effect that the Company is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code;

                     (h) Anthony M. Sanfilippo and Ajay Sareen shall have entered into employment agreements with the Parent, effective as of the Effective Time, on terms mutually agreed upon between each such individual and Parent;

                     (i) the Net Liquid Assets of the Company as of the Closing Date shall exceed $2.5 million, less any Agreed Upon Expenditure Amount; and

                     (j) the Company Warrants outstanding immediately prior to the Effective Time, shall, immediately after the Effective Time, (A) (i) represent the right to purchase no more than 325,000 shares of Parent Common Stock; (ii) have an exercise price of at least $17.50 per share; and (iii) not contain any weighted average, full-ratchet or other extraordinary “anti-dilution” provisions; and (B) the holders of the Company Warrants shall not have any registration rights with respect to any securities underlying the Company Warrants (or any Parent Warrants issued in exchange therefore).

                    Section 10.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permissible, waiver by the Company) of the following further conditions:

                     (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

                     (b) the representations and warranties of Parent contained in this Agreement and in any certificate or other writing delivered by the Parent pursuant hereto shall be true and correct in all material respects at and as of the date of this Agreement and the Effective Time as if made at and as of such time, except to the extent that the failure of any such representations and warranties to be so true and correct (having eliminated any qualifications by reference to materiality or Material Adverse Effect therein) does not have, and would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent;

                     (c) the Company shall have received a certificate signed by the chief executive officer or chief financial officer of Parent to the foregoing effect; and

                     (d) the Company shall have received the opinion of Morse, Zelnick, Rose & Lander LLP, counsel to the Parent, dated the Closing Date, in the form of Exhibit B hereto.

ARTICLE 11

TERMINATION

          Section 11.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                     (a) by mutual written agreement of the Company and Parent;

                     (b) by either the Company or Parent, if:

                    (i) the Merger has not been consummated on or before June 30, 2011 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time; or

                    (ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such enjoinment shall have become final and nonappealable; or

(c) by Parent, if:

                    (i)(A) as permitted by Section 7.03, an Adverse Recommendation Change shall have occurred or (B) the Company Board shall have failed to publicly confirm the Company Board Recommendation within five Business Days of a written request by Parent that it do so; or

                    (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.02(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(d) by the Company if:

                    (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal; provided, that the Company shall have paid any amounts due pursuant to Section 12.04(b) in accordance with the terms, and at the times, specified therein; and provided, further, that, prior to any such termination, (A) the Company notifies Parent in writing of its intention to terminate this Agreement and to enter into a binding written agreement concerning an Acquisition Proposal that constitutes a Superior Proposal, attaching the most current version of such agreement (or a description of all material terms and conditions thereof), and (B) Parent does not make, within four days of receipt of such written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal (it being understood that the Company shall not terminate this Agreement or enter into any such binding agreement during such four day period, and that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three day period); or

                     (ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.03(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

          Section 11.02 Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 12.04(b)); provided that, if such termination shall result from the (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant hereof or (iii) willful or reckless breach by any party of any representation or warranty contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 11.02 and Article 12 (other than Section 12.12) shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12

MISCELLANEOUS

          Section 12.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Rodman & Renshaw Capital Group, Inc.
1251 Avenue of the Americas
New York, New York 10020
Attention: General Counsel
Facsimile: (212) 430-1711

with a copy to:

Morse, Zelnick, Rose & Lander, LLP
405 Park Avenue, Suite 1401
New York, New York 10022
Attention: Kenneth S. Rose, Esq.
Facsimile: (212) 208-6809

if to the Company, to:

Hudson Holding Corporation
111 Town Square Place, Suite 1500A
Jersey City, NJ 07310
Attention: Chief Executive Officer
Facsimile: (201) 610-0478

with a copy to:

Haynes & Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219-7673
Attention: Darrel Rice, Esq.
Facsimile: (214) 200-0664

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

          Section 12.02 Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

          Section 12.03 Amendments and Waivers.

                    (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval there shall be no amendment or waiver that pursuant to Delaware Law requires further Company Stockholder Approval without their further approval.

                     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

          Section 12.04 Expenses.

                     (a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                     (b) If a Payment Event (as hereinafter defined) occurs, the Company shall pay Parent (by wire transfer of immediately available funds), within two Business Days following such Payment Event, $350,000 (the “Termination Fee”).

                                   “Payment Event” means the termination of this Agreement pursuant to (x) Section 11.01(d)(i) or (y) Section 11.01(c)(i) but only if, in the case of clause (y) such Adverse Recommendation Change or failure to confirm the Company Board Recommendation was not solely the result of the occurrence of a Material Adverse Effect on Parent.

                     (c) The Company acknowledges that the agreements contained in this Section 12.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent or Merger Subsidiary pursuant to this Section 12.04, it shall also pay any costs and expenses (including attorneys’ fees) incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on any amount of the Termination Fee at a rate per annum equal to 3% over the prime rate (as published in The Wall Street Journal) in effect on the date such payment should have been made.

          Section 12.05 Binding Effect; Benefit; Assignment.

                     (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 8.04, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

                     (b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

          Section 12.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, except to the extent that Delaware Law is mandatorily applicable to the Merger.

          Section 12.07 Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in the City of New York, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

          Section 12.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          Section 12.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including facsimile or .pdf counterparts), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

          Section 12.10 Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

          Section 12.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

          Section 12.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 12.07, in addition to any other remedy to which they are entitled at law or in equity.

          Section 12.13 Construction. The parties have participated jointly in the negotiations and drafting of this Agreement and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          Section 12.14 Third Party Beneficiaries. Except for the provisions of Section 8.03 hereof, nothing express or implied in this Agreement is intended to confer, nor shall anything herein confer, upon any Person other than the parties to this Agreement and their respective successors or assigns, any rights, remedies, obligations or liabilities whatsoever.

[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

RODMAN & RENSHAW CAPITAL GROUP, INC.

By:	/s/ Edward Rubin

Name:	Edward Rubin
Title:	Chief Executive Officer

HHC ACQUISITION, INC.

By:	/s/ Edward Rubin

Name:	Edward Rubin
Title:	Chief Executive Officer

HUDSON HOLDING CORPORATION

By:	/s/ Anthony M. Sanfilippo

Name:	Anthony M. Sanfilippo
Title:	Chief Executive Officer